UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Del Taco Restaurants, Inc.
(Name of registrant as specified in its charter)
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25521 Commercentre Drive
Lake Forest, CA 92630
April 15, 2016
Dear Shareholder:
I invite you to the Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”). This year’s meeting will be held on May 26, 2016, at 9:00 a.m. Pacific Time at 25521 Commercentre Drive, Lake Forest, California.
Our directors and representatives of our senior management plan to attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2015 Annual Report accompanies this proxy statement.
Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.
On behalf of the management team and your Board of Directors, thank you for your support and interest in Del Taco Restaurants, Inc.
Sincerely,

Paul J.B. Murphy, III
Chief Executive Officer and President

Del Taco Restaurants, Inc.
Notice of 2016 Annual Meeting of Shareholders
and Proxy Statement
To the Shareholders of
Del Taco Restaurants, Inc.:
The Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”) will be held at 25521 Commercentre Drive, Lake Forest, California, on May 26, 2016 at 9:00 a.m. Pacific Time to consider and vote upon the following proposals:
1. Election of three directors to Class III with terms expiring at the 2019 Annual Meeting of Shareholders.
2. Ratification of the appointment of Ernst & Young LLP (“Ernst &Young”) as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2017.
We may also transact any other business as may properly come before the meeting and any adjournments or postponements thereof.
Shareholders of record of the Company’s common stock as of the close of business on March 31, 2016 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.
Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described on the proxy card.
By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held May 26, 2016. Our Proxy Statement and 2015 Annual Report are available at www.deltaco.com under “Investors.”
April 15, 2016

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS
Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 26, 2016. This proxy statement and the related proxy card are first being sent on or about April 15, 2016 to those persons who have requested to receive printed proxy materials and are entitled to vote at the Annual Meeting.
Who may vote? You are entitled to vote if our records show you held one or more shares of the Company’s common stock at the close of business on March 31, 2016, which we refer to as the record date. At that time, there were 38,604,164 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the Company’s offices at 25521 Commercentre Drive, Lake Forest, CA 92630. The list of shareholders will also be available at the Annual Meeting of Shareholders.
How do I vote shares registered in my name? We are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2015 Annual Report to Shareholders) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
We anticipate that the Notice will be mailed to our shareholders on or about April 15, 2016. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 25, 2016.
How will the Company representatives vote for me? The Company representatives, Steven L. Brake and Jack T. Tang or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the Company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the Company representatives will vote as the Board of Directors recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the Company representatives to vote the shares held by them in accordance with your instructions.
Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Time, on May 25, 2016, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote shall be revoked.
How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the Company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, is considered a non-routine proposal. As a result, a broker or other entity holding shares for an owner in street name will not be able to vote on Proposal 1 unless such broker or entity receives voting instructions from the beneficial owner of the shares. Proposal 2, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2016, is considered a routine proposal. As a result, a broker or other entity holding shares for an owner in street name are able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.
Votes required for approval. Provided that a quorum is present, the nominees for a director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal 2.
The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum.
As discussed above under “How do I vote shares held by a broker?”, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1), your shares will be deemed broker non-votes and no votes will be cast on your behalf on Proposal 1. Because the election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, abstentions and broker non-votes will not affect the outcome of Proposal 1. Similarly, because the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2016 (Proposal 2) is determined by a majority of votes cast, abstentions and broker non-votes will not affect the outcome of Proposal 2.
What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the Company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.
Do shareholders have any appraisal or dissenters’ rights on the matters to be voted on at the Annual Meeting of Shareholders? No, shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting of Shareholders.
Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by the Company. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the Company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.
What happens if other business not discussed in this proxy statement comes before the meeting? The Company does not know of any business to be presented at the Annual Meeting of Shareholders other than the two proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all of the votes they are entitled to cast.
What does it mean for the Company to be an “emerging growth company”? We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements that have been made available to such companies.

As an emerging growth company:

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our shareholders non-binding, advisory “say-on pay” votes on executive compensation arrangements.
We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following November 19, 2018, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the date on which we are deemed to be a large accelerated filer, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
BACKGROUND
We were originally incorporated in Delaware on August 2, 2013 as Levy Acquisition Corp. (“LAC”), a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On March 12, 2015, LAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LAC, its wholly-owned subsidiary, Levy Merger Sub, LLC (“Merger Sub”), and Del Taco Holdings, Inc. (“DTH”), providing for the merger (the “Merger”) of Merger Sub with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary (the “Business Combination”).
Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), DTH and certain of DTH’s shareholders entered into a stock purchase agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares of DTH common stock from DTH for $91.2 million in cash, and to purchase 740,564 shares of DTH common stock directly from existing DTH shareholders for $28.8 million in cash (the “Initial Investment”). As a result of this Initial Investment, an aggregate of 3,089,532 shares of DTH common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million.
On June 30, 2015 (the “Closing Date”), we consummated the Business Combination, and Merger Sub merged with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary. In connection with the closing of the Business Combination, we changed our name from Levy Acquisition Corp. to Del Taco Restaurants, Inc.
On June 3, 2015, LAC changed its fiscal year to correspond with the fiscal year of DTH so that it will operate on a 52- or 53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2015 was a 52-week period and ended on December 29, 2015. Fiscal year 2016 will be a 53-week period and will end on January 3, 2017. The periods in this proxy statement for 2014 reflect the fiscal year of LAC that was in effect for 2014 and which ended on December 31, 2014.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS
The Board of Director’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board of Directors recommends a vote:

•	FOR Proposal 1 to elect three Class III directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2017.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of the Company consists of seven members, divided into three classes, with each class having a term of three years and until their successors are duly elected and qualified.
At this Annual Meeting of Shareholders, the shareholders will vote to re-elect three current Class III directors, Ari B. Levy, Paul J.B. Murphy, III and R.J. Melman. The Class III directors will have a term expiring at the 2019 Annual Meeting of Shareholders.
The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted. Under our second amended and restated certificate of incorporation, vacancies are filled by the Board of Directors.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Ari B. Levy, Paul J.B. Murphy, III and R.J. Melman as Class III directors.
DIRECTORS
Nominees for Election for Class III Directors—Terms Expiring at the 2019 Annual Meeting of Shareholders
Ari B. Levy (age 36) has served as a director since November 19, 2013 and previously served as our President and Chief Investment Officer from September 30, 2013 until the consummation of the Business Combination. Ari B. Levy is a Managing Partner of Levy Family Partners, LLC, a position that he has held since March 2007. At Levy Family Partners, LLC, Ari B. Levy has served on the Investment Committee responsible for evaluating, executing and managing the company’s portfolio of investments. Ari B. Levy also founded Lakeview Investment Group, or Lakeview, in February 2005 as an independent, employee-owned asset management firm. In addition, Ari B. Levy founded Lakeview Investment Group & Trading Co. LLC in September 2013 as a proprietary trading firm. Prior to founding Lakeview, Ari B. Levy served as a Vice President and Share Partner at Advisory Research, Inc., a Chicago-based investment management firm with approximately $3 billion in assets under management at the time of his departure in August 2004. Prior to his time at Advisory Research, Inc., Ari B. Levy served as an analyst in the investment banking division of Mesirow Financial, working on a number of middle market sell and buy side merger and acquisition advisory engagements across a broad group of sectors. Upon the closing of the Initial Investment, Mr. Levy became a member of the Board of Directors of DTH but receives no compensation for this service. Ari B. Levy holds a B.A. in International Relations from Stanford University. Lawrence F. Levy is Ari B. Levy’s father.
Ari B. Levy’s years of assessing public and private companies in the restaurant and hospitality sectors, among others, qualify him to serve on our Board of Directors.
R.J. Melman (age 36) has served as a director since the consummation of the Business Combination. Mr. Melman has been a partner of Lettuce Entertain You Enterprises, Inc. (“LEYE”), a Chicago-based operator and manager of more than 90 restaurants, since June 2001, and is currently a member of LEYE’s Executive Committee. Mr. Melman has served as the managing partner of Hub 51, Il Porcellino, Studio Paris, RPM Italian, RPM Steak, Bub City, Three Dots and a Dash, Ramen-san, Summer House Santa Monica, Stella Barra Pizza and M Street Kitchen. Mr. Melman received his B.A. in Political Science and Communication Studies from the University of Kansas.
Mr. Melman is qualified to serve on our Board of Directors due to his significant management experience in the restaurant industry and his general executive experience as a member of LEYE’s Executive Committee.

Paul J.B. Murphy, III (age 61) has served as a director and as our President and Chief Executive Officer since the consummation of the Business Combination. Mr. Murphy has been DTH’s President and Chief Executive Officer since February 2009. From 1996 to 2008, Mr. Murphy held various roles with Einstein Noah Restaurant Group, Inc. Mr. Murphy originally joined Einstein as Senior Vice President, Operations in 1997. He was promoted to Executive Vice President, Operations in 1998, and to Chief Operating Officer in 2002. In 2003, he was appointed President and Chief Executive Officer. Mr. Murphy holds a Bachelor’s Degree in Religious Studies from Washington & Lee University.
Based on his extensive industry and management experience in the quick-service sector, his familiarity with us, his understanding of restaurant operations and his work at a franchisee organization, Mr. Murphy is well qualified to lead us and to serve on our Board of Directors.
Directors Continuing in Office
Class I Directors—Terms Expiring at the 2017 Annual Meeting of Shareholders
Lawrence F. Levy (age 72) has served as chairman of our Board of Directors since November 19, 2013. Mr. Levy served as our Chief Executive Officer from August 2, 2013 until the consummation of the Business Combination. Mr. Levy is a Co-Founder and Chairman Emeritus of the Chicago-based Levy Restaurants, an international food service company that Mr. Levy founded with his brother in 1978. Mr. Levy was Executive Chairman until 2006 and Chief Executive Officer of Levy Restaurants until 2004, a few years before the company was sold to Compass Group USA, or Compass. As Executive Chairman and Chief Executive Officer, Mr. Levy was responsible for all aspects of operations, strategy, growth, and various other functions of the company. During his time as Executive Chairman and after he became non-executive Chairman after the sale in 2006, Mr. Levy continued to actively participate in significant company initiatives and to advise senior management on all aspects of the company, including strategy, operations and corporate development. Mr. Levy is also the Founder and a Managing Partner of Levy Family Partners, LLC, a family investment office that oversees a broad portfolio of public and private investments, including hospitality, real estate, and technology companies. Since the Initial Investment, Mr. Levy has served as the Chairman of the Board of DTH but receives no compensation for this service. Mr. Levy received his B.S. and M.B.A. from Northwestern University. Ari B. Levy is the son of Lawrence F. Levy.
Mr. Levy is qualified to serve on our Board of Directors due to his extensive experience as a chief executive officer of an international food service company and in-depth knowledge of the foodservice industry and his experience on boards of public companies.
Eileen Aptman (age 48) has served as a director since the consummation of the Business Combination. Ms. Aptman has been the Chief Investment Officer of Belfer Management LLC, a family investment firm active in the global capital markets, since 2002. Prior to joining Belfer Management LLC, Ms. Aptman managed the small and midcap value investment strategy in the asset management division of Goldman Sachs. Ms. Aptman started her investment career as an equity analyst for Scott Black at Delphi Management. From September 2011 to March 2014, Ms. Aptman served as a member of the Board of Directors of the general partner of American Midstream Partners, LP (NYSE: AMID), an owner, operator, developer, and acquirer of midstream energy assets. Ms. Aptman serves as a trustee and chair of the finance and endowment committees for The Town School, a K-8 school in New York City. She is also a member of The Brookings Council. Ms. Aptman holds a B.A. from Tufts University in Political Science and Asian Studies and is a Chartered Financial Analyst.
Ms. Aptman is qualified to serve on our Board of Directors due to her general business knowledge, investment experience and prior service as a member of the board of directors of the general partner of a publicly traded company.

Class II Directors—Terms Expiring at the 2018 Annual Meeting of Shareholders
Joseph Stein (age 55) has served as a director since the consummation of the Business Combination. Mr. Stein has been a restaurant and franchise consultant since February 2011. Mr. Stein has also served as President of R&J Restaurants, LLC and Blaze IE LLC, Blaze Pizza franchises, since August 2013. Since June 2013, Mr. Stein has been a member of the Board of Directors of Ignite Restaurant Group, Inc. (NASDAQ: IRG), a restaurant company that operates a portfolio of two restaurant brands: Joe’s Crab Shack and Brick House Tavern + Tap, and currently serves as chairman of its compensation committee. Since February 2014, Mr. Stein has served on the Board of Directors of the Orange County affiliate of the Susan G. Komen Foundation, a non-profit charity. From January 2009 to February 2011, Mr. Stein was the Senior Vice President of Strategy & Innovation for El Pollo Loco, Inc., a restaurant concept, and was previously the Senior Vice President and Chief Financial Officer of El Pollo Loco, Inc. from 2002 to 2009. Mr. Stein has served in a variety of executive positions with other restaurant companies during his over 25-year career, including with Rubio’s Restaurants, Inc., Checkers Drive-In Restaurants, Inc. and CKE Restaurants, Inc. Mr. Stein was also previously a certified public accountant for KPMG LLP. From February 2012 to May 2013, Mr. Stein served as a director of ROI Acquisition Corp., a special purpose acquisition company that completed its business combination in May 2013. Mr. Stein holds a B.A. in accounting from California State University-Long Beach.
Mr. Stein is qualified to serve on our Board of Directors due to his extensive experience as a senior executive officer in the restaurant industry, his accounting and financial expertise, and his significant experience in serving on other public boards.
Patrick D. Walsh (age 40) has served as a director since the consummation of the Business Combination. Mr. Walsh is the Founder and Chief Executive Officer of PW Partners, LLC, and PW Partners Atlas Funds, LLC. Prior to founding PW Partners, LLC in August 2012, Mr. Walsh was Managing Partner of PWK Partners, LLC, a private investment firm. From March 2008 to September 2011, Mr. Walsh served as a Partner at Oak Street Capital Management, LLC, a private investment management firm. Mr. Walsh has served as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, since April 2013, where he also serves as Chairman of the Compensation Committee and as a member of the Strategic Planning and Audit Committees. Mr. Walsh has served as a director of BJ’s Restaurants Inc. (NASDAQ: BJRI), an owner and operator of casual dining restaurants, since June 2014, where he also serves as a member of the Compensation Committee. In March 2015, Mr. Walsh was appointed to the Board of Directors of Town Sports International Holdings, Inc. (NASDAQ: CLUB), an owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States, where he also serves as Chief Executive Officer and Chairman of the Board. Mr. Walsh received his B.S. in Accounting from Boston College and is a Chartered Financial Analyst.
Mr. Walsh is qualified to serve on our Board of Directors due to his significant experience in the restaurant industry as both an investor and as a director, as well his extensive managerial experience and broad understanding of operational, financial and strategic issues facing public companies.

GOVERNANCE
Director Independence
Pursuant to Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. Consistent with this requirement, based on the review and recommendation of the Nominating and Corporate Governance Committee, our Board of Directors reviewed all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Ms. Aptman and Messrs. Melman, Stein and Walsh is an “independent” director under the applicable Nasdaq listing standards. In making this determination, our Board of Directors found that each of these directors is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us. Our Board of Directors has also determined that each member of our Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee is independent under applicable Nasdaq standards and Securities and Exchange Commission (“SEC”) rules.
Board Matters and Committee Membership
Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our President and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board of Directors and its committees.
The Board of Directors held a total of seven meetings in 2015. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2015.
Prior to the Business Combination, our Board had an Audit Committee and a Compensation Committee. The following tables provide membership and meeting information for 2015 for each of our Board committees before and after the Business Combination:
Pre-Business Combination

Name	Audit Committee	Compensation Committee
Lawrence F. Levy
Ari B. Levy
Steven C. Florsheim
Howard B. Bernick
Craig J. Duchossois	X	X
Marc S. Simon	X*	X*
Greg Flynn	X
Total meetings in 2015	2	1
____________

*	Indicates Committee Chair

Post-Business Combination

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eileen Aptman	X	X*
Ari B. Levy
Lawrence F. Levy
R.J. Melman		X	X
Paul J.B. Murphy III
Joseph Stein	X*		X
Patrick D. Walsh	X	X	X*
Total meetings in Fiscal 2015	3	2	0
____________

*	Indicates Committee Chair
Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.
Upon consummation of the Business Combination on June 30, 2015, the Board of Directors appointed Joseph Stein (chair), Eileen Aptman and Patrick D. Walsh to serve on the Audit Committee. Messrs. Duchossois, Simon and Flynn served as members of our Audit Committee until June 30, 2015. Our Board of Directors has determined that Mr. Stein, Ms. Aptman and Mr. Walsh qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Our Board of Directors has determined that Mr. Stein qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.
Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.
Upon consummation of the Business Combination on June 30, 2015, the Board of Directors appointed Eileen Aptman (chair), Patrick D. Walsh and R.J. Melman to serve on the Compensation Committee. Messrs. Duchossois and Simon served as members of our Compensation Committee until June 30, 2015. Our Board of

Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.
Our Board of Directors has determined that all of the members of the Compensation Committee are independent in accordance with Nasdaq listing standards.
Compensation Committee Interlocks and Insider Participation
During fiscal 2015, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.
Upon consummation of the Business Combination on June 30, 2015, Patrick D. Walsh (chair), Joseph Stein and R.J. Melman were appointed by the Board of Directors to serve on the Nominating and Corporate Governance Committee. We did not have a Nominating and Corporate Governance Committee prior to the Business Combination. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.
Chairman and Lead Director
Lawrence F. Levy serves as Chairman of our Board of Directors. To ensure independent oversight, following the Business Combination, the Board of Directors designated Patrick D. Walsh to serve as the lead director of the Board of Directors. In addition to collaborating with the Company’s Chairman and the CEO on a regular basis, the role of the Lead Director is to prepare Board of Directors agendas with our Chairman, chair the executive sessions of the independent directors, call meetings of the independent directors and perform such other functions as our Board of Directors or independent directors may direct.
Director Nominations
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the board for nomination.  The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management, and shareholders.
Section 3.2 of our bylaws sets forth the process for submitting director nominations.   Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, may be made by any stockholder of the Company who has given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each proposed director nominee (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
The stockholder (or a qualified representative of the stockholder) must appear at the meeting of stockholders of the Company to present the nomination, or the nomination shall be disregarded.
Although neither the Nominating and Corporate Governance Committee nor the board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise.  The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to board duties.  Board members are expected to diligently prepare for, attend, and participate in all board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust.
As provided in its charter, the Nominating and Corporate Governance Committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent board members, and shareholders.
We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement.

Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at http://www.deltaco.com/. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.
Board Oversight of Risk
Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.
The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board of Directors meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the Board of Director’s quarterly meetings, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters. Each quarter, the Board of Directors receives presentations from senior management on business operations, financial results and strategic issues.
The committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board of Director’s organization, membership and structure and corporate governance. All of the committees report back to the full Board of Directors as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.
Board Attendance at the Annual Meeting of Shareholders
All directors are expected to attend the Annual Meeting of Shareholders. While the Board of Directors understands that there may be situations that prevent a director from attending, the Board of Directors strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the Company’s 2015 Annual Meeting of Shareholders.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than ten percent of a registered class of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 29, 2015, all of our officers and directors complied with Section 16(a) filing requirements.

Communication with the Board of Directors
Shareholders and interested parties may send communications to the Chairman of the Board of Directors or to any one or more of the other directors by addressing such correspondence to the name(s) of any specific director(s), or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630.
CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS
Related Person Transactions
Stockholders Agreement
Concurrent with the closing of the Business Combination, we became bound by the terms of a Stockholders Agreement, dated as of March 12, 2015 (the “Stockholders Agreement”). We entered into the Stockholders Agreement with certain parties collectively referred to as the “GSMP Parties,” certain parties collectively referred to as the “Charlesbank Parties,” certain parties collectively referred to as the “Leonard Green Parties,” certain parties collectively referred to as the “Levy Parties" (which included Lawrence F. Levy, Ari B. Levy and Steven C. Florsheim all of whom served as directors in 2015), certain parties collectively referred to as the “Walsh Parties,” certain parties collectively referred to as the “Levy Newco Parties,” and certain parties collectively referred to as the “Other Stockholders.”
Pursuant to the terms of the Stockholders Agreement, certain stockholders of DTH, the Levy Parties and PW Acquisitions LP, a Delaware limited partnership that is controlled by Patrick D. Walsh who is a director of the Company, may request in writing that the Company register under the Securities Act of 1933, as amended (the "Securities Act"), all or a portion of the shares of our common stock held by them and the former DTH stockholders (the “Registrable Stock”).
Pursuant to the Stockholders Agreement, on July 2, 2015, we filed a shelf registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (as amended, the “Shelf Registration Statement”) for the sale of all of the Registrable Stock, all of the issued and outstanding unregistered shares of our common stock issued prior to our initial public offering (the “Founder Shares”), and all of the unregistered shares of common stock issuable upon exercise of our issued and outstanding private placement warrants (the “Private Placement Warrants”). The SEC declared the Shelf Registration Statement effective on July 15, 2015.
On October 30, 2015, certain DTH stockholders sold all of the shares of our common stock held by them in an underwritten secondary public offering conducted pursuant to the Shelf Registration Statement. We incurred a total of $0.7 million of expenses in connection with the offering pursuant to the Stockholders Agreement.
Loans
At the closing of the Business Combination, we issued 389,623 Private Placement Warrants to Levy Acquisition Sponsor, LLC, an affiliate of Lawrence F. Levy, Ari B. Levy and Steven C. Florsheim (the “Sponsor”), to repay $389,623 of working capital loans owed by LAC to the Sponsor.
Administrative Services/Expense Reimbursements
Prior to the completion of the Business Combination, we paid Levy Family Partners, LLC, an affiliate of Lawrence F. Levy, Ari B. Levy and Steven C. Florsheim, a total of (i) $10,000 per month for office space, utilities, secretarial support and administrative services and (ii) $15,000 per month as reimbursement for a portion of the compensation paid to its personnel, including certain of the Company’s officers who worked on our behalf. Upon completion of the Business Combination, we ceased paying these monthly fees.

On June 30, 2015, in connection with their approval of the Business Combination, our shareholders approved the reimbursement of $850,000 of expenses which were incurred by Levy Family Partners, LLC, in connection with the provision of services to LAC prior to the Business Combination.
Master Restructuring Agreement
On May 18, 2010, two subsidiaries of DTH issued an aggregate amount of $150,000,000 Senior Subordinated Notes due 2016 (the “Notes”) to the GSMP Parties, the Charlesbank Parties and the Leonard Green Parties. On March 20, 2015, in connection with the Initial Investment, the balance of the Notes was redeemed.
Equity Award Settlement Agreements
On March 13, 2015, in connection with the Stock Purchase Agreement, DTH entered into certain equity award settlement agreements with certain of its directors, officers and securityholders, which provided for the accelerated vesting of all unvested stock options and restricted stock units (“RSUs”) of DTH, each option holder’s election to exercise vested options of DTH for shares of DTH common stock and the settlement of all vested RSUs of DTH for shares of DTH common stock. In connection with such agreements, certain of DTH’s directors, officers and securityholders entered into voting agreements with DTH whereby such directors, officers and securityholders agreed to vote the DTH common stock issued to them pursuant to the equity award settlement agreements in accordance with the recommendation of the Board of Directors of DTH in all matters requiring the action of DTH shareholders, including, without limitation, the election of directors and any transaction that could result in a change in control of DTH.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, our Board of Directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel must promptly communicate such information to our Audit Committee or another independent body of our Board of Directors. No related person transaction may be entered into without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction must recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board of Directors in determining whether or not to approve or ratify a related person transaction. Accordingly, these determinations are made in accordance with Delaware law.
AUDIT COMMITTEE MATTERS
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent registered public accounting firm (the “independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.
The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.
The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

•
Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services include services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•
Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

•
Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

•
Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.
Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent public accounting firms in fiscal year 2015 were pre-approved in accordance with the policy adopted by the audit committee described above.

Changes in Independent Registered Public Accounting Firms
Rothstein Kass/KPMG
During LAC’s fiscal year ended December 31, 2013, ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) (“Rothstein Kass”) served as LAC’s independent registered public accounting firm. On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of Rothstein Kass and certain of its affiliates. As a result of this transaction, as of June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Company. On August 7, 2014, LAC’s Audit Committee approved the engagement of KPMG as its independent registered public accounting firm to audit its financial statements for our fiscal year ending December 31, 2014.
The audit report of Rothstein Kass on the Company’s financial statements for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. As LAC was formed on August 2, 2013, it did not have financial statements for the year ended December 31, 2012.
During the period from August 2, 2013 (the date of LAC’s inception) through December 31, 2013 and through the subsequent interim period preceding Rothstein Kass’s resignation, there were no disagreements between LAC and Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused them to make reference to the subject matter of the disagreements in their report on LAC’s financial statements for such year.
During the period from August 2, 2013 (the date of LAC’s inception) through December 31, 2013 and through the subsequent interim period preceding Rothstein Kass’s resignation, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
LAC provided Rothstein Kass a copy of the disclosures set forth above prior to its filing of a Current Report on Form 8-K with the SEC disclosing Rothstein Kass’s resignation as LAC’s independent registered public accounting firm and requested that Rothstein Kass furnish LAC with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of this letter, dated July 7, 2014, is filed as Exhibit 16.1 to LAC’s Current Report on Form 8-K filed with the SEC on July 7, 2014.
During the fiscal year ended December 31, 2013 and through the subsequent interim period prior to LAC’s engagement of KPMG, LAC did not consult KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on LAC’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
KPMG/Ernst & Young
On August 17, 2015, our Audit Committee approved a change in our independent registered public accounting firm. The Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm effective August 17, 2015 and appointed Ernst & Young to serve as our independent registered public accounting firm on August 17, 2015.
The reports of KPMG on the Company’s consolidated financial statements as of and for the year ended December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
KPMG’s report on our financial statements of as of and for the year ended December 31, 2014 contained a paragraph stating that “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by August 19, 2015, or November 19, 2015 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a business combination on or prior to August 19, 2015, then the Company will cease all operations except for the purpose of winding down and liquidating, thus there is a substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”
Also included in KPMG’s report on our financial statements as of and for the year ended December 31, 2014 was a second separate paragraph stating that “As discussed in Note 2 to the financial statements, the Company has adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-10 for the year ended December 31, 2014, which resulted in the Company revising its financial statement presentation by removing references to being a development stage company and eliminating incremental financial reporting requirements to present inception-to-date financial information in the statements of operations, stockholder’s equity and cash flows.”
During the year ended December 31, 2014, and through August 17, 2015, there were no (a) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
The Company provided KPMG with a copy of the disclosures set forth above and requested from KPMG a letter addressed to the SEC indicating whether it agreed with such disclosures. A copy of this letter, dated August 17, 2015, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on August 20, 2015.
During 2014 and the subsequent interim period through June 16, 2015, the Company did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.
Fees Paid to Independent Registered Public Accounting Firms for 2014
The following table presents fees for professional audit services and other services rendered to LAC by Rothstein Kass and KPMG for the fiscal year ended December 31, 2014. Ernst & Young did not provide any services and received no fees from the Company in fiscal 2014.

(In Thousands)	KPMG	Rothstein Kass
Audit Fees	$35	$26
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$35	$26

Fees Paid to Independent Registered Public Accounting Firms for 2015
The following table presents fees for professional audit services and other services rendered to us by KPMG and Ernst & Young for the fiscal year ended December 29, 2015.

(In Thousands)	Ernst & Young	KPMG
Audit Fees	$2,622(1)	$88(2)
Audit-Related Fees	—	—
Tax Fees(3)	155	—
All Other Fees(4)	2	—
Total Fees	$2,779	$88
____________
(1) Audit fees were the aggregate fees billed for professional services rendered by Ernst & Young related to the audit of our consolidated financial statements, the audit of the Business Combination purchase accounting valuation and quarterly interim reviews during the fiscal year ended December 29, 2015. Additionally, consists of fees for assurance and related services related to SEC filings associated with the Business Combination and October 2015 secondary offering, as well as various consultation matters. Fees related to the Business Combination, purchase accounting and October 2015 secondary offering were $2.0 million.
(2) Audit fees were for the aggregate fees billed for professional fees rendered by KPMG related to the the October 2015 secondary offering during the fiscal year ended December 29, 2015.
(3) Tax fees for the fiscal year ended December 29, 2015 were for the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance and consulting services.
(4) Other fees consist of a subscription to Ernst & Young's accounting research tool during the fiscal year ended December 29, 2015.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2016 upon terms set by the Audit Committee. Although the selection and appointment of our independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors deems it desirable to obtain the shareholders’ ratification and approval of this appointment. If the appointment is not ratified by our shareholders, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year, but it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.
Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report with the Company’s management and independent auditors.
Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable auditing standards issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2015, for filing with the U.S. Securities and Exchange Commission.
Members of the Audit Committee:
Joseph Stein (chair)
Eileen Aptman
Patrick D. Walsh

EXECUTIVE OFFICERS
The following table sets forth our current executive officers:

Name	Age	Position
Paul J.B. Murphy, III	61	President and Chief Executive Officer
Steven L. Brake	43	Executive Vice President and Chief Financial Officer
John D. Cappasola, Jr.	42	Executive Vice President and Chief Brand Officer
David A. Pear	52	Senior Vice President of Operations

Paul J.B. Murphy, III has been our President and Chief Executive Officer since February 2009. From 1996 to 2008, Mr. Murphy held various roles with Einstein Noah Restaurant Group, Inc. Mr. Murphy originally joined Einstein as Senior Vice President, Operations in 1997. He was promoted to Executive Vice President, Operations in 1998, and to Chief Operating Officer in 2002. In 2003, he was appointed President and Chief Executive Officer. Mr. Murphy holds a Bachelor’s Degree in Religious Studies from Washington & Lee University.
Steven L. Brake has been our Executive Vice President since July 2012. He is also the Chief Financial Officer and has held that position since April 2010 and previously served as Treasurer from March 2006 to April 2010 and as the Corporate Controller from September 2003 to March 2006. From December 1995 until September 2003, Mr. Brake was with Arthur Andersen and KPMG LLP. Mr. Brake is a licensed certified public accountant (inactive) and holds a Bachelor of Arts degree in Economics from the University of California, Irvine and a Masters in Business Administration from the Paul Merage School of Business at the University of California, Irvine.
John D. Cappasola, Jr. has been our Executive Vice President since July 2012. He is also our Chief Brand Officer and has held that position since February 2011. Prior to that, Mr. Cappasola served as Vice President of Marketing since being appointed to that position in March 2009. From September 2008 to March 2009, he served as Vice President of Marketing Development. From August 2002 to September 2008, Mr. Cappasola held positions in marketing, strategic development, and operations at Blockbuster, Inc. of Dallas, Texas. Mr. Cappasola earned a Bachelor of Science degree in Business Management from California Coast University.
David A. Pear has been our Senior Vice President of Operations since January 2012. From January 2009 to January 2012, Mr. Pear served as Director of DMA Operations for Taco Bell of Yum Brands. From 1985 to January 2009, Mr. Pear held various positions with Domino’s Pizza, Inc., including Vice President Operations for Arizona from 2004 to 2008, and West Zone Vice President from 1994 to 2004. Mr. Pear has over 25 years of restaurant experience. Mr. Pear earned a Bachelor of Business Administration degree from Eastern Michigan University.
EXECUTIVE COMPENSATION
As an emerging growth company, the Company has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under SEC rules, which require compensation disclosure for the Company’s principal executive officer and the next two most highly-compensated executive officers.
The tabular disclosure and discussion that follow describe the Company’s executive compensation program during the Company’s two most recently completed fiscal years, with respect to the Company’s named executive officers, which consist of: Paul J.B. Murphy, III, the Company’s President and Chief Executive Officer; Steven L. Brake, the Company’s Executive Vice President and Chief Financial Officer and John D. Cappasola, Jr., the Company’s Executive Vice President and Chief Brand Officer (collectively, the Company’s “named executive officers”).

Summary Compensation Table
The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal year 2014 and fiscal year 2015.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Paul J.B. Murphy, III, President & Chief Executive Officer	2015	701,878	400,000	—	339,671	979,217	20,629	(6)	2,441,395
	2014	681,851	—	—	—	860,021	155,141	(6)	1,697,013
Steven L. Brake, Executive Vice President and Chief Financial Officer	2015	280,778	250,000	—	242,505	293,888	19,409	(7)	1,086,580
	2014	272,404	—	47,400	—	257,839	18,308	(7)	595,951
John D. Cappasola, Jr., Executive Vice President and Chief Brand Officer	2015	285,508	250,000	—	242,505	298,698	20,472	(8)	1,097,183
	2014	277,293		47,400	—	262,467	19,964	(8)	607,124
____________

(1)
Salary information presented in this table reflects actual salary amounts received both before and after changes in the levels of base compensation that occurred as of April 23, 2014 and May 5, 2015, therefore, the salary information included in the table is less than the current base salary of each executive.

(2)	Consists of bonus awarded for services performed in connection with the Business Combination.

(3)
Amounts in this column for fiscal 2014 reflect the aggregate grant date fair value of stock options granted pursuant to the Del Taco Holdings, Inc. Long Term Incentive Plan in fiscal 2014, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, which were granted based on the assumptions set forth in Note 11 to the Company’s audited consolidated financial statements included in the Company's annual report on Form 10-K for fiscal 2015. All of these options were exercised in connection with the Business Combination.

(4)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Note 11 to the Company's audited consolidated financial statements included in the Company’s annual report on Form 10-K for fiscal 2015. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.

(5)	The non-equity incentive plan compensation earned in fiscal 2015 was paid on March 7, 2016. The non-equity incentive plan compensation earned in fiscal 2014 was paid on March 6, 2015.

(6)
Of this amount for fiscal 2015, $7,440 represents auto allowance paid to Mr. Murphy, $1,000 represents health savings account contributions by the Company and $12,189 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2014, $7,440 represents auto allowance paid to Mr. Murphy, $1,000 represents health savings account contributions by the Company, $11,909 represents health and welfare and life insurance premiums paid by the Company and $134,792 represents relocation expenses which includes a “gross up” amount with respect to taxes incurred by Mr. Murphy with respect to such relocation expense.

(7)
Of this amount for fiscal 2015, $6,300 represents auto allowance paid to Mr. Brake, $1,000 represents health savings account contributions by the Company and $12,109 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2014, $6,300 represents auto allowance paid to Mr.

Brake, $1,000 represents health savings account contributions by the Company and $11,008 represents health and welfare and life insurance premiums paid by the Company.

(8)
Of this amount for fiscal 2015, $7,440 represents auto allowance paid to Mr. Cappasola and $13,032 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2014, $7,440 represents auto allowance paid to Mr. Cappasola and $12,524 represents health and welfare and life insurance premiums paid by the Company.

Outstanding Equity Awards at End of Fiscal Year 2015
The following table sets forth information on outstanding equity awards held by our named executive officers on December 29, 2015.

		Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)
Paul J.B. Murphy, III	12/16/2015	200,000	(2)	$2,140,000
	6/30/2015	31,875	(3)	$341,062
Steven L. Brake	12/16/2015	125,000	(2)	$1,337,500
	6/30/2015	31,875	(3)	$341,062
John D. Cappasola, Jr.	12/16/2015	125,000	(2)	$1,337,500
	6/30/2015	31,875	(3)	$341,062
____________
(1) Based on the closing price of $10.70 of the Company’s common stock as reported by the Nasdaq Stock Market on December 29, 2015.
(2) Restricted stock awards vest in four equal annual installments commencing on June 30, 2016.
(3) Restricted stock awards vest in three equal annual installments commencing on June 30, 2016.
Executive Agreements
Each of the Company’s current named executive officers has entered into an employment or severance agreement with the Company, the key terms of which are described below.
Mr. Murphy, the President and Chief Executive Officer, entered into an employment letter agreement with the Company on January 15, 2009, as amended on December 15, 2014. Mr. Murphy’s agreement provides for base compensation, currently at a rate of $708,038, and eligibility for an annual cash bonus under the Company’s annual incentive plan. Mr. Murphy’s target bonus under the annual incentive plan is 100% of his annual base salary, with the actual bonus amount determined by the Compensation Committee based on achievement of the Company’s annual EBITDA target. Mr. Murphy’s agreement also provides for participation in the Company’s health and welfare benefit package.
Mr. Cappasola entered into an employment letter with the Company dated July 17, 2008, as amended on May 3, 2011 and December 15, 2014. Pursuant to the amended employment letter, Mr. Cappasola is entitled to base compensation, which is currently at an annual rate of $315,000, and an annual incentive bonus with a target of 75% of his annual base salary. In addition, he is eligible to participate in the Company’s health and welfare benefit package.

Mr. Murphy and Mr. Cappasola are entitled to certain severance benefits under their employment agreements, the terms of which are described under the heading “Potential Payments upon Termination or Change in Control.”
Mr. Brake entered into a severance agreement with the Company as of July 21, 2009, as amended on December 15, 2014, the terms of which are also described under the heading “Potential Payments upon Termination or Change in Control.” Mr. Brake’s 2015 and 2014 salary and bonus target were determined by the Chief Executive Officer of the Company. Mr. Brake’s actual bonus for 2015 and 2014 reflects his allocation of the Company’s 2015 and 2014 annual cash incentive bonus, respectively, which allocation was approved by the Company’s Board of Directors based upon the recommendation of the Company’s Chief Executive Officer.
Annual Cash Incentive Awards
The Company sponsors an annual cash incentive plan under which participants, including the Company’s named executive officers, are eligible to receive cash bonus payments if the Company achieves specific annual EBITDA performance targets as determined by the Company’s Board of Directors as part of the Company’s annual business plan. For purposes of fiscal 2015 annual cash bonuses, EBITDA is determined under a formula that takes into account certain adjustments that may be different from how EBITDA is calculated for purposes of the Company’s financial statements. The fiscal 2015 annual cash bonus EBITDA is referred to as the “Bonus Plan EBITDA.” Bonus Plan EBITDA is Adjusted EBITDA, as defined in our annual report on Form 10-K for the fiscal year ended December 29, 2015, adjusted by deducting pre-opening costs and adding back public company and corporate structure costs, certain non-recurring professional services and legal expenses and lease interest amortization, net. Each participant’s annual cash incentive plan payment, including the Company’s named executive officers, is based on a target cash bonus amount which is a set percentage of the participant’s base salary. The target award amounts for the Company’s named executive officers for fiscal 2015, as set percentages of such officers’ base salaries, were as follows: 100% for Mr. Murphy and 75% for each of Mr. Brake and Mr. Cappasola.
Each year, the achievement thresholds and Bonus Plan EBITDA targets are approved by the Company’s Board of Directors. For fiscal year 2015, the Bonus Plan EBITDA target was set at $68.2 million (before bonus amounts are taken into account). It was also determined that if fiscal year 2015 performance was less than 90% of the Bonus Plan EBITDA target, no bonus amount would be awarded. Under the annual cash incentive plan, if the Bonus Plan EBITDA target is met, annual bonus payments will equal the participant’s target bonus amount, and if performance exceeds the Bonus Plan EBITDA target, amounts above the participant’s target bonus amount are awarded. Therefore, depending on the Company’s performance relative to the Bonus Plan EBITDA target, participant award amounts may range from zero (for performance that does not meet the threshold Bonus Plan EBITDA target) up to a maximum of 200% of the participant’s target award amount, which for fiscal year 2015 could be realized with Bonus Plan EBITDA achievement of approximately 111% or more of the Bonus Plan EBITDA target. For fiscal year 2015, the Company’s Compensation Committee has determined that each of the Company’s named executive officers earned an annual bonus of 138% of his target bonus amount, based on achievement of 104% of the fiscal year 2015 Bonus Plan EBITDA target. These amounts were paid on March 7, 2016.
Potential Payments Upon Termination or Change in Control
Pursuant to the employment letter agreements with Mr. Murphy and Mr. Cappasola, the severance agreement with Mr. Brake and the equity award agreements, each of the Company’s named executive officers is entitled to receive certain payments and benefits in connection with certain employment termination events upon a Change in Control (as defined under the 2015 Omnibus Plan) of the Company.
Voluntary Resignation or Termination by Del Taco for Cause
No severance benefits are provided in the letter agreements with Mr. Murphy and Mr. Cappasola, or in the severance agreement with Mr. Brake, in the event the named executive officer is terminated for cause or he resigns from his employment with the Company for any reason.

Pursuant to the restricted stock award agreements with each of the named executive officers, all unvested restricted stock as of the termination date would have been forfeited.
Termination without Cause
Pursuant to the letter agreements with Mr. Murphy and Mr. Cappasola and the severance agreement with Mr. Brake, in the event that the employment of the applicable named executive officer is terminated by the Company without cause, the executive would receive the following severance payments and benefits:

•
a payment each month equal to one-twelfth of his current base salary (which, for Mr. Brake, shall be the higher of his base salary at the time of entering into his severance agreement or on the date of termination) for a period of 12 months following termination;

•
for Messrs. Brake and Murphy, a pro-rata portion of the bonus paid to the executive for the year prior to termination based on the amount of time for which he was employed in the year of termination; and

•
for Messrs. Brake and Cappasola, continued participation, for a period of 12 months following termination, in the Company’s health plan or reimbursement of premiums for comparable health benefits (125% of the cost to the Company of providing the coverage prior to termination).

In the event of a termination of employment initiated by the Company without Cause (as defined under the 2015 Omnibus Plan), all unvested restricted stock as of the termination date would have been forfeited. However, the Compensation Committee may, in its sole discretion, accelerate the vesting of all unvested restricted stock subject to such additional terms and conditions as the Compensation Committee deems appropriate.
Death or Disability
Under Mr. Brake’s severance agreement, in the event that his employment is terminated by reason of death or disability, in addition to any accrued and unpaid salary, he (or his estate) would also receive any accrued and unpaid incentive compensation.
Under the restricted stock award agreements, in the event that a named executive officer ceases active employment due to death or permanent and total disability, the Compensation Committee may, in its sole discretion, accelerate the vesting of all unvested restricted stock subject to such additional terms and conditions as the Compensation Committee deems appropriate.
Change in Control
Upon a Change of Control, all unvested restricted stock shall become vested shares immediately prior to the Change of Control, subject to the holder of the restricted stock continuing to be employed up to and including the effective time of the Change of Control.
DIRECTOR COMPENSATION
The Company pays its directors who are not employees of the Company total base consideration of $100,000, payable quarterly. Half of the total compensation is in the form of restricted stock, valued at the time it is granted, with the remaining amount to be taken as cash or restricted stock at the election of each director, with the election to be made in advance for the upcoming year. Lawrence F. Levy, Ari B. Levy, Patrick D. Walsh and Eileen Aptman have agreed to waive their base compensation for the one year period commencing immediately after the Business Combination.
In addition to the base consideration provided above, the following consideration is paid to the Company’s directors:

•	The Audit Committee chair receives an additional $25,000 annually;

•	The Compensation Committee chair receives an additional $20,000 annually;

•	The Nominating and Corporate Governance Committee chair receives an additional $15,000 annually beginning in fiscal year 2016;

•	To the extent any director serves as a voting member of more than 2 committees, beginning in fiscal year 2016, he or she receives an additional $10,000 annually;

•	The Lead Director receives an additional $20,000 annually and the Chairman of the Board receives an additional $30,000 annually; and

•	Each director receives $1,500 per meeting of the Board of Directors (not committees), but the fee will not apply to telephonic meetings.
In fiscal 2015, we provided the following cash compensation to non-employee directors. Mr. Murphy is a director but receives no director-related compensation since he is an employee. No options or stock awards were granted to non-employee directors in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Eileen Aptman(1)	$13,000	$13,000
Ari B. Levy	$3,000	$3,000
Lawrence F. Levy	$18,000	$18,000
R.J. Melman(1)	$3,000	$3,000
Joseph Stein(1)	$15,500	$15,500
Patrick D. Walsh(1)	$13,000	$13,000
Steven C. Florsheim(2)	$—	$—
Howard B. Bernick(2)	$—	$—
Craig J. Duchossois(2)	$—	$—
Marc S. Simon(2)	$—	$—
Greg Flynn(2)	$—	$—
____________

(1)	This director was appointed on June 30, 2015 in connection with the completion of the Business Combination.

(2)	This director resigned on June 30, 2015 in connection with the completion of the Business Combination.

SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table sets forth information known to the Company regarding the actual beneficial ownership of our common stock as of March 31, 2016 by:

•	each person who is a beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.
Unless otherwise noted, the business address of each of the beneficial owners listed in the table below is c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Owned(1)

Ari B. Levy(2)(3)	8,748,404	22.3%
Steven C. Florsheim(2)(3)	8,748,404	22.3%
Lawrence F. Levy(2)	8,457,404	21.6%
Pleasant Lake Partners LLC(4)	5,022,533	12.8%
PW Acquisitions, LP(5)	3,343,125	8.5%
Patrick D. Walsh(5)	3,443,125	8.8%
FMR LLC(6)	2,532,200	6.5%
Belfer Investment Partners L.P.(7)	2,290,171	5.8%
Eileen Aptman(7)	988,821	2.5%
R.J. Melman(8)	5,000	*
Joseph Stein	—	*
Paul J.B. Murphy(9)	419,782	1.1%
Steven L. Brake(10)	241,697	*
John D. Cappasola, Jr.(11)	234,191	*
All directors and executive officers as a group (10 persons)	14,206,340	36.2%
____________

*	Less than one percent.

(1)
Based on 39,244,164 shares which includes 38,604,164 shares of common stock outstanding on March 31, 2016 and 640,000 shares granted pursuant to restricted stock awards, none of which are vested. The table also includes shares that are subject to forfeiture.

(2)
Consists of (i) 1,783,781 shares held by Levy Acquisition Sponsor, LLC (the "Sponsor"), (ii) 1,624,000 shares held by Levy Family Partners, LLC, the manager of Sponsor, and (iii) warrants to purchase 5,049,623 shares of common stock, for an exercise price of $11.50 per share, held by Sponsor. Lawrence F. Levy, Ari B. Levy, Steven C. Florsheim and Sophia Stratton are the managers of Levy Family Partners LLC and, acting by majority vote, exercise voting and dispositive control over the shares held by the Sponsor, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The business address for Mr. Florsheim is 444 North Michigan Avenue, Suite 3500, Chicago, IL 60611.

(3)
Includes 291,000 shares held by SABA Investment Partners, LLC. Messrs. Ari B. Levy and Florsheim are executive officers of SABA Investment Partners, LLC and exercise voting and disposition control over these shares, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4)
Consists of 2,522,533 shares held for the account of Pleasant Lake Offshore Master Fund L.P. (the “Master Fund”) and 2,500,000 shares held for the account of the Del Taco Series, a series of Pleasant Lake Opportunities Fund L.P. (the “Opportunities Fund”). Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Master Fund. Pleasant Lake Onshore GP LLC (“GP LLC”) serves as the General Partner of the Master Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and GP LLC. Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Opportunities Fund. PL Opportunities GP LLC (“Opportunities GP LLC”) serves as the General Partner of the Opportunities Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and Opportunities GP LLC and exercises voting and dispositive power over these shares. Each of the person or entities referenced in this footnote disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. The business address of this stockholder is 110 Green Street, Suite 604, New York, NY 10013.

(5)
Reflects 3,343,125 shares held by PW Acquisitions, LP., 90,000 shares held by Separately Managed Account, which is separately managed by PW Partners Capital Management LLC, and 10,000 shares held by PW Partners Masters Fund (QP), LP.  Patrick Walsh is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP,  the managing member of PW Partners Capital Management LLC and the chief executive officer and managing member of PW Partners Masters Fund (QP), LP, and exercises voting and dispositive power over the shares held in these entities.  Mr. Walsh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The business address of Mr. Walsh is 141 W. Jackson Blvd., Chicago, IL 60604.

(6)	Based on the Schedule 13G of the stockholder filed with the SEC on February 12, 2016. The address for this stockholder is 245 Summer Street, Boston, MA 02210.

(7)
The shares in the table held by Belfer Investment Partners, L.P. consist of 1,301,250 shares held by Belfer Investment Partners, L.P. and 988,921 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC. Each of the person or entities referenced in this footnote disclaims beneficial ownership of the shares reported herein except to the extent of its, his or her pecuniary interest therein. The business address of Belfer Investment Partners, L.P. and Lime Partners, LLC is 767 Fifth Avenue, 46 th Floor, New York, NY 10153.

(8)	Reflects shares held in an investment trust.

(9)	Consists of 187,907 shares held directly and 231,875 granted pursuant to restricted stock awards, none of which are vested.

(10)	Consists of 84,822 shares held directly and 156,875 shares granted pursuant to restricted stock awards, none of which are vested.

(11)	Includes 77,316 held directly and 156,875 shares granted pursuant to a restricted stock award, none of which are vested.

OTHER MATTERS
Shareholder Proposals for the 2017 Annual Meeting of Shareholders
Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card for our 2017 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630 no later than December 16, 2016. However, if the date of the 2017 Annual Meeting has been changed by more than 30 days from the date of the 2016 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. The proposal should be sent to the attention of the Secretary of the Company.
Proposals to be Offered at an Annual Meeting. Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2017 Annual Meeting no later than the close of business on February 25, 2017 and no earlier than the opening of business on January 26, 2017; provided, however, that in the event that the 2017 Annual Meeting is called for a date that is not within 45 days before or after the anniversary of the 2016 Annual Meeting, notice by the shareholder, to be timely, must be so received not earlier than the opening of business on the 120th day before the 2017 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2017 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made by the Company. Such notice must contain all of the information required by our by-laws.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Shareholders may notify us of their requests by calling us at (949) 462-9300 or writing us at our principal executive offices at 25521 Commercentre Drive, Lake Forest, CA 92630.
By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
April 15, 2016

DEL TACO RESTAURANTS, INC.
25521 COMMERCENTRE DRIVE
LAKE FOREST, CA 92630
ATTN: BECKY YANG

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09107-P78994

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEL TACO RESTAURANTS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ari B. Levy
02) Paul J. B. Murphy III
03) R. J. Melman

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposal 2. The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 10-K/Wrap are available at www.proxyvote.com.

E09108-P78994

DEL TACO RESTAURANTS, INC.
Annual Meeting of Shareholders
May 26, 2016 9:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven L. Brake (CFO) and Jack T. Tang (General Counsel), and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DEL TACO RESTAURANTS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on May 26, 2016, at The Offices of Del Taco Restaurants, Inc. located at 25521 Commercentre Drive, Lake Forest, CA 92630, and any adjournment or postponement thereof. The undersigned hereby revoke(s) any and all proxies previously provided by the undersigned with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side